Exhibit 5.1

July 28, 2005

Trinity Capital Corporation

1200 Trinity Drive

Los Alamos, New Mexico 87544

Re:          S-8 Filing of the Trinity Capital Corporation 2005 Stock Incentive Plan

And 2005 Deferred Income Plan

Dear Sir or Madam,

I have acted as counsel to Trinity Capital Corporation, a New Mexico corporation (“Company”), in connection with the issuance of up to 1,000,000 shares of the Company’s common stock, no par value (“Common Stock”), pursuant to the Trinity Capital Corporation 2005 Stock Incentive Plan and the Trinity Capital Corporation 2005 Deferred Income Plan (under which up to 500,000 shares may be issued under each plan).

As counsel for the Company I have made such legal and factual examinations and inquiries as I deem advisable for the purpose of rendering this opinion. In addition, I have examined such documents and materials, including the Articles of Incorporation, Bylaws, and other corporate records of the Company, as I have deemed necessary for the purpose of this opinion.

On the basis of the foregoing, I express the opinion that the 1,000,000 shares of Common Stock registered for issuance pursuant to the Registration Statement on Form S-8 dated July 28, 2005 (“Registration Statement”) are currently validly authorized and, when issued as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable shares of Common Stock of the Company.

I hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto.

Sincerely,

/s/ Heather Boone

Heather Boone
General Counsel